UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

Agere Systems Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

Following is a letter from John Dickson, President and Chief Executive Officer of Agere Systems, to Agere employees first being distributed on January 13, 2004.

January 13, 2004

Dear Colleague,

I am following up on the commitment I made to you to release details of my annual compensation. It is important for me to be upfront about this information because I recognize that there is much interest in executive salaries in light of recent corporate accounting issues and, as employees and shareholders, you have a right to know what our company’s top executives are being paid.

For fiscal 2003, I received a salary of $640,000. This reflects a voluntary pay cut of 20 percent that I took, as Agere Systems weathered some of the most difficult market conditions our industry has ever experienced. In addition, I was granted a bonus of $600,000, as well as options to purchase 2 million shares of Agere stock. Under Agere’s companywide employee relocation plan, I received $313,837 in connection with my move to the Lehigh Valley. I also received $254,484 from a split dollar life insurance program that Agere terminated in 2003.

In establishing my compensation, as well as that of our other top executives, the Board carefully weighs many factors. They consider the advice of outside consultants in determining whether the amounts and types of compensation we pay our leaders are appropriate. They also review survey data from independent sources to ensure that our total compensation program is competitive with other companies similar in size and scope to Agere.

As part of the process, the Board applies the basic principles of our company-wide Performance Management Plan, which states that compensation should be related to performance and that employees should be encouraged to act like shareholders by being given an equity stake in the company through such programs as stock options and our 401(k) plan. In determining my bonus, the Board also took into account Agere’s performance on the measures in our corporate Scorecard, including revenue and net income, design win activity, manufacturing performance, new product introductions and customer satisfaction.

You can find complete details about executive compensation in Agere’s annual proxy statement, which we filed late yesterday with the U.S. Securities and Exchange Commission. You can read the proxy by clicking on http://www.agere.com/investor/docs/2004/proxy/index.html.

Going forward, I intend to continue to be open and forthright in communicating this type of information to you, as well as updating you on the progress we are making in our business.

John Dickson

NOTE: Stockholders are advised to read the proxy statement because it contains important information. Stockholders may obtain a free copy of the proxy statement and any other proxy soliciting materials filed by Agere Systems with the Securities and Exchange Commission in connection with the 2004 Annual Meeting of Stockholders at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, stockholders may obtain a free copy of the proxy statement by writing to Agere Systems c/o The Bank of New York, P.O. Box 11082, Church Street Station, New York, NY 10286.

Agere Systems and its Directors, officers and employees may be deemed to be participants in the Board of Directors’ solicitation of proxies for the 2004 Annual Meeting of Stockholders. Information regarding their interests in the solicitation, if any, is included in the proxy statement.